Exhibit 2.3
FIRST AMENDMENT TO AGREEMENT
AND PLAN OF MERGER AND REORGANIZATION
     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “First Amendment”) is entered into June 22, 2007, by and among DG FastChannel, Inc., a Delaware corporation (the “Purchaser”), POINT.360, a California corporation (the “Company”), and New 360, a California corporation and a wholly-owned subsidiary of the Company (the “PPB Sub”), for the purpose of amending the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007, by and among the Purchaser, the Company and the PPB Sub (the “Merger Agreement”). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.
     WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. The Spin-Off and the Post-Spin-Off Contribution.
     (a) The eighth recital to the Merger Agreement is deleted in its entirety and the following is substituted therefor:
WHEREAS, immediately following the Contribution but prior to the consummation of the Offer, the Company shall distribute (the “Spin-Off”) to its shareholders pro rata all of the capital stock then outstanding of the PPB Sub, and immediately thereafter, the Purchaser shall contribute (the “Post-Spin-Off Contribution”) to the PPB Sub all of the Purchaser’s shares of the capital stock of the PPB Sub for no consideration;
     (b) Section 6.13 of the Merger Agreement is amended by adding the following sentence at the end thereof:
Immediately following the completion of the Spin-Off but prior to the consummation of the Offer, the Purchaser shall consummate the Post-Spin-Off Contribution.
     (c) A new Section 7.1(h) is added to the Merger Agreement to provide as follows:
Post-Spin-Off Contribution. The Purchaser shall have consummated the Post-Spin-Off Contribution; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser to effect the Merger if the Purchaser fails to consummate the Post-Spin-Off Contribution in violation of the terms of this Agreement.
     SECTION 2. Additional Term Defined Elsewhere.
     (a) Section 9.6 of the Merger Agreement is amended by adding the following new entry:

Post-Spin-Off Contribution	Recitals
     SECTION 3. Construction of the Merger Agreement
     (a) The Merger Agreement shall be read together and shall have the same force and effect as if the provisions of the Merger Agreement and this First Amendment were contained in one document. Except as expressly amended by this First Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.
     SECTION 4. Counterparts.
     (a) This First Amendment may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

     IN WITNESS WHEREOF, the Purchaser, the Company and the PPB Sub have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

DG FASTCHANNEL, INC.
By:	/s/ Scott K. Ginsburg
	Name:	Scott K. Ginsburg
	Title:	Chairman and CEO

POINT.360
By:	/s/ Alan R. Steel
	Name:	Alan R. Steel
	Title:	Chief Financial Officer

NEW 360
By:	/s/ Alan R. Steel
	Name:	Alan R. Steel
	Title:	Chief Financial Officer

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